Exhibit 10.5

ORION ENERGY PARTNERS INVESTMENT AGENT, LLC

as Agent

350 5th Ave #6740

New York, NY 10118

October 31, 2019

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

Attention:Jason Few

Email:jfew@fce.com

Agent Reimbursement Letter

Ladies and Gentlemen:

This Agent Reimbursement Letter (this “Agent Reimbursement Letter”) is delivered to you in connection with the Credit Agreement dated as of the date hereof (as amended, modified or supplemented from time to time, the “Credit Agreement”) by and among FuelCell Energy, Inc., a Delaware corporation (the “Borrower” or “you”), the Subsidiaries of the Borrower from time to time parties thereto as Guarantors, the Lenders party thereto from time to time, and Orion Energy Partners Investment Agent, LLC, as administrative agent and collateral agent (and in such capacities as both the administrative agent and the collateral agent, the “Agent”). Capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement.

Agent Reimbursement. In connection with the Credit Agreement, subject to the occurrence of the Closing Date thereunder, you agree to pay, or cause to be paid, to the Agent, for its own account, a nonrefundable reimbursement to the Agent (the “Agent Reimbursement”) in an amount of US$100,000.00 per annum. The Agent Reimbursement shall be due and payable quarterly in advance in quarterly installments of $25,000 each.  For the first  fiscal year, the first quarterly payment of $25,000 shall be due on the Initial Funding Date and the next three quarterly payments of $25,000 shall due on the twenty –first (21st) Business Day after the last Business day of April, 2020, July, 2020 and October, 2020, respectively.  For each fiscal year thereafter, each quarterly payment of $25,000 shall be due on each Quarterly Payment Date.

The foregoing quarterly payments shall be made until the earlier of (i) the resignation or replacement of the Agent in accordance with the Credit Agreement, or (ii) the date on which the Obligations have been indefeasibly paid in full or are otherwise terminated in accordance with the Credit Agreement (and pro-rated for any partial quarter).

This Agent Reimbursement Letter and any claim, controversy or dispute arising under or related to this Agent Reimbursement Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out

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of or contemplated by this Agent Reimbursement Letter is hereby waived. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Agent Reimbursement Letter or any matters contemplated hereby or thereby, and agrees that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Nothing herein will affect the right of the Agent to serve legal process in any other manner permitted by law or affect the Agent’s right to bring any suit, action or proceeding against you or your property in the courts of other jurisdictions. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.

All Agent Reimbursement payments shall be payable in U.S. dollars in immediately available funds, free and clear of and without deduction for any and all present or future applicable taxes, levies, imports, deductions, charges or withholdings, and all liabilities with respect thereto. Except as expressly provided herein, once paid, each such Agent Reimbursement payment shall be fully earned and no Agent Reimbursement payment shall be refundable under any circumstances. At the sole discretion of Agent, all or any portion of any Agent Reimbursement payment may be paid to any of its Affiliates. You agree that this Agent Reimbursement Letter shall not constitute or give rise to any obligation on the part of us or any of our Affiliates to provide or arrange any financing, including any financing or any part thereof under the Credit Agreement.

Delivery of an executed counterpart of a signature page to this Agent Reimbursement Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Agent Reimbursement Letter. This Agent Reimbursement Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. This Agent Reimbursement Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Agent Reimbursement Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void.

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We are pleased to have given the opportunity to assist you in connection with the financing for this transaction.

Very truly yours,

ORION ENERGY PARTNERS
INVESTMENT AGENT, LLC, as Agent

By:	/s/ Gerrit Nicholas
Name: Gerrit Nicholas
Title: Managing Partner

[FuelCell - Agent Reimbursement Letter]

ACKNOWLEDGED AND AGREED:

FUELCELL ENERGY, INC.

By:	/s/ Jason B. Few
Name: Jason B. Few
Title: President, Chief Executive Officer and Chief Commercial Officer

[FuelCell - Agent Reimbursement Letter]